Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) between UNITED RENTALS, INC., a Delaware corporation, having a principal place of business at Five Greenwich Office Park, Greenwich, CT 06831 (United Rentals, Inc., and all of its affiliates shall collectively be referred to herein as the “Company”), and TODD HELVIE, having a residence at 22 Meadow Drive, Cos Cob, CT 06807 (“Employee”) is hereby entered into as of the date identified below.

Recitals:

The Company engages in the business of renting and selling equipment and merchandise to the commercial and general public, including construction equipment, earthmoving equipment, aerial equipment, aerial work platforms, traffic safety equipment, trench safety equipment, industrial equipment, landscaping equipment, and home repair and maintenance equipment, as well as highway construction related technologies and the buying of companies that engage in such activities along with the computer hardware and software systems designed, developed and utilized with respect to any of the foregoing. The Company may in the future also engage in other businesses. The businesses in which the Company is at any time engaged, to any extent, are collectively referred to as the “Business.”

Employee is or will be employed by the Company in a confidential relationship where Employee, in the course of his or her employment with the Company, has become or will become familiar with and aware of information which was established and maintained at great expense to the Company; this information is a Trade Secret (as defined below) and constitutes valuable goodwill of the Company. The protection of these Trade Secrets (as defined below) is of critical importance to the Company.

The Company will sustain great loss and damage if Employee should violate the provisions of this Agreement. Monetary damages for such losses would be extremely difficult to measure.

NOW, THEREFORE, in consideration of the Company’s promotion and continued employment of Employee on an at-will basis, the salary continuation described in Section 3.1, and other good and valuable consideration which the Employee acknowledges is being granted in exchange for the terms and provisions contained herein, (including, but not limited to, the non-compete provisions contained in Section 3 and the assignment provision contained in Section 9(c)) the parties hereby agree as follows:

1. Employment At Will; Full Time, Etc.

(a)	Employee is employed on at-will basis. His or her employment may be terminated by the Company or by the Employee, at any time, for any reason, without notice or cause.

(b)	During his or her employment, Employee shall devote his or her full time, attention and use best efforts to promote and further the business and services of the Company. Employee shall faithfully adhere to, execute and fulfill all policies established by the Company. Employee shall not, during his or her employment, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Company.

(c)	All funds received by Employee on behalf of the Company, if any, shall be held in trust for the Company and shall be delivered to the Company as soon as practicable.

(d)	The Company shall reimburse Employee for properly documented expenses that are incurred by Employee on behalf of the Company in accordance with Company policies in effect from time to time.

2. Trade Secrets; Confidentiality and Company Property. During and at all times after Employee’s employment with the Company:

(a)	Employee will not disclose to any person or entity, without the Company’s prior written consent, any Trade Secrets or other Confidential Information (as defined below), whether prepared by Employee or others;

(b)	Employee will not use any Trade Secrets or other Confidential Information in order to solicit or call upon any person or entity;

(c)	Employee will not directly or indirectly use any Trade Secrets or other Confidential Information other than as directed by the Company in writing;

(d)	Employee will not, except in the furtherance of the business of the Company, remove any Trade Secrets or other Confidential Information from the premises of the Company without the prior written consent of the Company;

(e)	All products, correspondence, reports, records, charts, advertising materials, designs, plans, manuals, field guides, memoranda, lists and other property compiled or produced by Employee or delivered to Employee by or on behalf of the Company or by its customers (including, but not limited to, customers obtained by the Employee), whether or not Confidential Information, shall be and remain the property of the Company and shall be subject at all times to its direction and control;

(f)	Employee will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio, computer tapes, discs or otherwise) of all Trade Secrets or other Confidential Information, and all property identified in Section 2(e) above, that is in Employee’s possession, custody or control, whether prepared by Employee or others;

(g)	“Trade Secrets” shall mean all information not generally known about the business of the Company, which is subject to reasonable efforts to maintain its secrecy or confidentiality, and from which the Company derives economic value from the fact that the information is not generally known to others who may obtain economic value from its disclosure or use, regardless of whether such information is specifically designated as a trade secret, and regardless of whether such information may be protected as a trade secret under any applicable law.

(h)	“Confidential Information” shall mean all information which is valuable to the Company and not generally known to the public, and includes, but is not limited to:

(i)	business, strategic and marketing plans and forecasts, and the past results of such plans and forecasts;

(ii)	business, pricing and management methods;

(iii)	employee handbooks, operations manuals and best practices memoranda;

(iv)	finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions;

(v)	names of, arrangements with, or other information relating to, the Company’s customers, equipment suppliers, manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company;

(vi)	technical information, work product and know-how;

(vii)	cost, operating, and other management information systems, and other software and programming;

(viii)	the name of any company or business, any part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information which the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company’s business, assets, financial results or prospects; and

(ix)	the Company’s Trade Secrets (note that some of the information listed above may also be a Trade Secret).

3. Non-Compete Provisions. The following covenants are made by Employee in partial consideration for the substantial economic investment made by the Company in the employment, education and training of Employee and the compensation and other benefits afforded by the Company to the Employee. Such covenants were material inducements to the Company in employing Employee and giving Employee access to the Company’s Trade Secrets and Confidential Information.

(a)	During his or her employment by the Company and for a period of 12 months immediately following the termination of his or her employment for any reason whatsoever, whether or not for cause or by resignation, Employee will not, directly or indirectly (whether through affiliates, relatives or otherwise):

(i)	in any Restricted Area (as hereinafter defined), be employed or retained by any person or entity who or which then competes with the Company to any extent, nor will Employee directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, financial or other services or any advice, assistance or other accommodation. Employee shall be deemed to be employed or retained in the Restricted Area if Employee has an office in the Restricted Area or if Employee performs any duties or renders any advice with respect to any facility or business activities in the Restricted Area. A “Restricted Area” means each of:

(A)	any state in the United States and any province in Canada in which the Company conducts any equipment rental or other equipment-related activity, it being agreed that each state and province is one unitary market for purposes of the Company’s business; and

(B)	regardless of state, the area within a 50 mile radius of any office or facility of the Company in which or in relation to which Employee shall have performed any duties for the Company during the one year period preceding the termination of his or her employment.

(ii)	Be employed or retained anywhere in the United States or Canada by a Similar Entity (as hereinafter defined), nor will Employee directly or indirectly own any interest in any Similar Entity or render to it any consulting, brokerage, financing, contracting, or other services. A “Similar Entity” means each of:

(A)	the entities listed in Exhibit A to this Agreement;

(B)	any person or entity which anywhere in the United States now or hereafter engages in any aspect of any business in which the Company now or hereafter engages;

(C)	any entity which at any time during the term of Employee’s employment was a candidate for acquisition by or merger with the Company; and

(D)	any entity which owns or owned any facility which was acquired by the Company, or was a candidate for acquisition by the Company, at any time during the term of Employee’s employment.

(b)	During his or her employment by the Company and for a period of 12 months immediately following the termination of his or her employment for any reason whatsoever, whether or not for cause, Employee will not anywhere directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons):

(i)	solicit the business of, or call upon, any person or entity, or affiliate of any such person or entity, who or which is or was a customer, supplier, manufacturer, finder, broker, or other person who had a business relationship with the Company or who was a prospect for a business relationship with the Company at any time during the period of Employee’s employment, for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by the Company;

(ii)	approve, solicit or retain, or discuss the employment or retention (whether as an employee, consultant or otherwise) of any person who was an employee of the Company at any time during the one-year period preceding the termination of Employee’s employment;

(iii)	solicit or encourage any person to leave the employ of the Company;

(iv)	call upon or assist in the acquisition of any company which was, during the term of this Agreement, either called upon by an employee of the Company or by a broker or other third party, for possible acquisition by the Company or for which an employee of the Company or other person made an acquisition analysis for the Company; or

(v)	own any interest in or be employed by or provide any services to any person or entity which engages in any conduct which is prohibited to Employee under this Section 3(b).

(c)	Before taking any position with any person or entity that competes with the Company during the 12 month period following the termination of his or her employment for any reason, with or without cause, Employee will give prior written notice to the Company of the name of such person or entity. Irrespective of whether such notice is given, the Company shall be entitled to advise each such person or entity of the provisions of this Agreement, and to correspond and otherwise deal with each such person or entity to ensure that the provisions of this Agreement are enforced and duly discharged.

(d)	All time periods in this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

(e)	Employee understands that the provisions of this Agreement have been carefully designed to restrict his or her activities to the minimum extent which is consistent with law and the Company’s requirements. Employee has carefully considered these restrictions, and Employee confirms that they will not unduly restrict Employee’s ability to obtain a livelihood. Employee has heretofore engaged in businesses other than the Business. Before signing this Agreement, Employee has had the opportunity to discuss this Agreement and all of its terms with his or her attorney.

(f)	Since monetary damages will be inadequate and the Company will be irreparably damaged if the provisions of this Agreement are not specifically enforced, the Company shall be entitled, among other remedies (i) to an injunction restraining any violation of this Agreement (without any bond or other security being required) by Employee and by any person or entity to whom Employee provides or proposes to provide any services in violation of this Agreement, (ii) to require Employee to hold in a constructive trust, account for and pay over to the Company all compensation and other benefits which Employee shall derive as a result of any action or omission which is a violation of any provision of this Agreement and (iii) to require Employee to account for and pay over to the Company any net profit earned by the Employee from the exercise, from and after the 24-month period prior to the termination of his or her employment, of any stock options issued to him/her by the Company.

(g)	If any section, provision or clause of this Agreement, or any portion thereof, is held void or unenforceable, the remainder of such section, provision or clause, and all other sections, provisions or clauses of this Agreement, shall remain in full force and effect as if the section, provision or clause determined to be void or unenforceable had not been contained herein. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

(h)	The courts enforcing this Agreement shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

3.1. Salary Continuation Payments.

(a)	In the event Employee’s employment was terminated by the Company without “cause” (as defined below) or Employee resigned for a “good reason” (as defined below), then, for a period of 12 months following termination of employment, the Company shall pay to Employee every two weeks 1/26th of the base salary paid to Employee by the Company during the 12 month period immediately preceding termination of his or her employment, or for an Employee who was employed by the Company for a period less than 12 months, the annualized base salary paid to Employee by the Company for the period of employment preceding the Employee’s termination; provided, however, all payments to Employee provided in this Section 3.1(a) are conditioned upon Employee’s execution of a separation agreement and general release, in such form as the Company in its sole discretion determines. In the event Employee fails to execute the aforementioned separation agreement and general release, or Employee at any time breaches any of the terms of this Agreement, all provisions of this Agreement shall remain in effect for the full terms specified herein, but the Company shall not be obligated to, or shall no longer be obligated to, provide to Employee the Salary Continuation Payments. The payments identified in this Section 3.1(a) shall cease in the event Employee accepts other employment during the 12 month period (Employee shall promptly advise the Company in writing of the name and address of any new employer).

(b)	As used in Section 3.1(a), “cause” shall mean the occurrence of any of the following events as solely determined by the Company: (i) the Employee has misappropriated any funds or property of the Company, or has willfully or negligently destroyed property of the Company; (ii) the Employee has been convicted of any crime that impairs the Employee’s ability to perform his or her duties and responsibilities with the Company, or that causes or may cause damage to the Company or its operations or reputation, or that involves fraud, embezzlement or moral turpitude; (iii) the Employee has (a) obtained personal profit from any transaction of or involving the Company (or engaged in any activity with the intent of obtaining such a personal profit) without the prior written approval of the Company or (b) engaged in any other conduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Company and which has resulted or may result in damage to the Company; (iv) intentionally omitted; (v) the Employee has engaged in on-the-job conduct that falls below the standards the Company may reasonably expect; (vi) the Employee’s use of alcohol or drugs has interfered with his or her ability to perform his or her duties and responsibilities with the Company; (vii) the Employee has knowingly made any untrue statement or omission on or in support of the Employee’s application for employment with the Company, regardless of when discovered; (viii) the Employee has falsified Company records; (ix) the Employee has an unsatisfactory record of tardiness and/or attendance; (x) the Employee has committed any act intended to damage the reputation of the Company or which, in fact, damages the reputation of the Company; (xi) the Employee has disclosed to any unauthorized person any confidential or proprietary information, records, data, formulae, specifications or trade secrets or other information of value to the Company; or, (xii) the Employee has (a) violated the Company’s policies or rules (including, but not limited to, the Company’s equal employment opportunity policies) or (b) is guilty of negligence or misconduct in the performance of his or her duties with the Company.

(c)	As used in Section 3.1(a), a “good reason” shall exist only if Employee’s duties are substantially reduced such that they are inconsistent with the duties of a controller (or such other executive-level position to which Employee may be assigned), or if Employee is required to relocate to another facility which is based more than 50 miles from Greenwich, CT. “Good reason” shall not exist unless the Employee has given written notice to the Company of the occurrence of such event with a reference to this Agreement, and the Company has not cured such event by the 30th day after the date of such notice.

3.2. Change of Control.

(a)	If there is a Change of Control (as defined below), and before six months have elapsed after the Change of Control the Company i) terminates Employee’s employment without “cause” (as defined in Section 3.1(b) herein), or ii) employee has resigned for a “good reason” (as defined in Section 3.1(c) herein), the Company agrees that any valid and unvested restricted stock or stock options issued to Employee pursuant to separate agreements shall automatically vest provided that Employee is not otherwise in breach of this Employment Agreement.

(b)	A “Change of Control” shall be deemed to have occurred if:

i)	Any “person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”)) directly or indirectly, of securities of URI representing 50% or more of the total voting power represented by then outstanding voting securities of URI, or has the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board of Directors. The term “persons” is defined in Section 13(d) of the Act, except that the term “person” shall not include (1) any person or an Affiliate of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of URI; and (2) a trustee or other fiduciary holding securities under any employee benefit plan of URI or a corporation which is owned directly or indirectly by the stockholders of URI in substantially the same percentage as their ownership in URI, or

ii)	the stockholders of URI approve a merger of URI, or a plan of complete liquidation of URI, or an agreement for the sale or disposition by URI of all or substantially all of its assets, or any other business combination of URI with any other corporation, but not to include any merger or business combination of URI with any other corporation which would result in the voting securities of URI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of URI or such surviving entity outstanding immediately after such merger or business combination. An “Affiliate” of a person is a person that controls, is controlled by, or is under common control with such person.

3.3. Indemnification.

(a)	The Company shall indemnify Employee to the fullest extent permitted by Delaware law in effect as of the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes, penalties and amount paid in settlement) reasonably incurred by Employee in connection with a Proceeding. For the purposes of this Section 3.3, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he or she is or was an officer or employee of the Company or is or was serving as an officer, member, employee, trustee or agent of any other entity at the request of the Company.

(b)	The Company shall advance to Employee all reasonable costs and expenses incurred by him or her in connection with a Proceeding within 30 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he or she is not entitled to be indemnified against such costs.

(c)	Employee shall not be entitled to indemnification under this Section 3.3 unless he or she meets the standard of conduct specified in the Delaware General Corporation Law. Notwithstanding the foregoing, to the extent permitted by law, neither Section 145(d) of the Delaware General Corporation Law nor any similar provision shall apply to indemnification under this Section 3.3 so that if Employee in fact meets the applicable standard of conduct, he or she shall be entitled to such indemnification whether or not the Company (whether by the board of directors, the shareholders, independent legal counsel or other party) determines that indemnification is proper because he or she has met the applicable standard of conduct. Neither the failure of the Company to have made such a determination prior to the commencement by Employee of any suit or arbitration proceeding seeking indemnification, nor a determination by the Company that he or she has not met such applicable standard of conduct, shall create a presumption that he or she has not met the applicable standard of conduct.

(d)	The rights to indemnification conferred under this Agreement shall not be exclusive of any other rights to indemnification which Employee may have by law or pursuant to the terms of any other agreement. To the extent the Company from time to time provides such coverage for its other officers, the Company agrees to continue and maintain an officers’ liability insurance policy covering Employee both during his or her employment and after Employee’s termination of his or her employment with respect to acts or omissions that occurred prior to his or her termination of employment.

(e)	Notwithstanding any other provision hereunder to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement: (i) to indemnify or advance with respect to Proceedings or claims initiated or brought voluntarily by Employee and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under this Agreement unless a court of competent jurisdiction determines that each of the material assertions made by Employee in such Proceeding were not made in good faith or were frivolous); or (ii) to indemnify Employee under this Agreement for any amounts paid in settlement of a Proceeding covered hereby without the prior written consent of the Company to such settlement, such consent not to be unreasonably withheld.

(f)	Promptly after receipt by Employee of notice to him or her of the commencement or threat of any Proceeding covered hereby, Employee shall notify the Company of the commencement or threat thereof, provided that any failure to so notify shall not relieve the Company of any of its obligations hereunder, except to the extent that such failure or delay materially increases the liability of the Company hereunder.

(g)	If the Company shall be obligated to indemnify Employee with respect to a Proceeding, the Company may (and shall if requested by Employee in writing) assume the defense of the Proceeding, in which event the Company shall deliver a notice of assumption to Employee. The Company will not be liable to Employee under this Agreement for any fees or expenses of counsel incurred by Employee after delivery of such notice of assumption with respect to such Proceeding; provided, however, that if Employee shall have provided the Company with any opinion of counsel stating that there is a strong argument that a conflict of interest exists between the Company and Employee in the conduct of any such defense, the fees and expenses of Employee’s counsel shall be at the expense of the Company. Notwithstanding the fact that the Company assumes the defense of a Proceeding pursuant to the preceding sentence, Employee shall have the right to employ his or her own counsel in any such Proceeding at Employee’s expense.

4. Inventions and Intellectual Property. Employee shall promptly disclose to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during or after regular hours of employment, during the period of employment or within one year thereafter, and which are related to the business or activities of the Company or which Employee conceives as a result of his or her employment by the Company, and Employee hereby assigns and agrees to assign all Employee’s interests therein to the Company or its nominee. Employee also agrees that all works created by him/her are considered work made for hire and prepared by Employee within the scope of his/her employment by the Company and Employee further agrees to assign, and hereby does assign automatically, all such future work to the Company. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters of Patent or Copyright of the United States or any foreign country or to otherwise protect the Company’s interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one year thereafter, and shall be binding upon Employee’s assigns, executors, administrators and other legal representatives.

5. Jurisdiction, Arbitration & Attorneys’ Fees.

(a)	Consent to Personal Jurisdiction. Employee hereby agrees that the interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the state court sitting in Fairfield County, Connecticut or the federal courts in the District of Connecticut and Employee hereby consents that such courts be granted exclusive jurisdiction for such purpose. Employee hereby acknowledges that, in the performance of his or her duties, Employee will maintain significant contacts with the Company’s corporate offices in Connecticut, including, without limitation, telephone and email contacts with corporate personnel, access to corporate databases maintained in Connecticut, required attendance at certain training and/or strategic meetings, and payment of business related travel and entertainment expenses.

(b)	Waiver of Jury Trial. Employee agrees to waive a trial by jury in all legal disputes brought pursuant to this Agreement.

(c)	Waiver of Service. Employee agrees to waive formal service of process under any applicable federal or state rules of procedure. Service of process shall be effective when given in the manner provided for notices hereunder.

(d)	Arbitration of Certain Claims by Employee.

(i)	Except for matters referred to in Section 5(a), any and all claims by Employee relating to any matter arising during or after the employment of the Employee by Company or in connection with the cessation of said employment shall be resolved exclusively by arbitration conducted by one arbitrator in accordance with the National Rules for the Resolution of Employment Disputes established by the American Arbitration Association (AAA). The Company will provide a copy of these Rules to Employee on request. The decision of the arbitrator will be final and binding on both parties.

(ii)	The claims and disputes to be arbitrated under this Section 5(d) (“Arbitrable Claims”) include without limitation, disputes or claims arising under (A) federal, state, and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Americans with Disabilities Act, (B) the law of contract and (C) the law of tort.

(iii)	Each Arbitrable Claim shall automatically expire unless Employee begins arbitration for the claim no later than the first anniversary of the day on which the Employee learned or reasonably should have learned that he or she may have such claim.

(e)	Attorneys’ Fees. If Employee breaches any of the covenants set forth in this Agreement, Employee agrees to pay all costs (including reasonable attorneys’ fees) incurred by the Company in establishing that breach and in otherwise enforcing any of the covenants or provisions of this Agreement.

6. Suits Against Company.

(a)	Both during and after the term of employment hereunder, Employee covenants that Employee will not bring suit or file counterclaims against the Company, for corporate misconduct (which for this purpose does not mean matters for which Employee has a personal claim against the Company in his or her capacity as an employee), unless both of (i) and (ii) shall have occurred, namely:

(i)	Employee shall have first made written demand to the Company’s Board of Directors to investigate and deal with such misconduct, and

(ii)	The Board of Directors shall have failed within 45 days after the date of receipt of such demand to establish a Special Litigation Committee, consisting exclusively of outside directors, to investigate and deal with such misconduct.

(b)	Without limiting the generality and to further implement the foregoing, Employee irrevocably and unconditionally consents at the option of the Company to the entry of temporary restraining orders and temporary and permanent injunctions (without posting bond or other security) against the filing of any action or counterclaim that is prohibited hereunder.

(c)	The opinion of the Board of Directors shall be binding and conclusive on the determination of which directors constitute “outside directors,” and the determination of the Special Litigation Committee shall be binding and conclusive on all matters relating to the actual or alleged misconduct which is referred to it as aforesaid.

7. Cooperation in Proceedings. During and after the termination of Employee’s employment, Employee will cooperate fully and at reasonable times with the Company and its subsidiaries in all litigations and regulatory proceedings on which the Company or any subsidiary seeks Employee’s assistance and as to which Employee has any knowledge or involvement. Without limiting the generality of the foregoing, Employee will be available to testify at such litigations and other proceedings, and will cooperate with counsel to the Company in preparing materials and offering advice in such litigations and other proceedings. If Employee is not then employed by the Company, the Company shall pay to Employee reasonable compensation for documented time spent in such cooperation, consistent with his or her compensation from the Company prior to termination. Except as required by law and then only upon reasonable prior written notice to the Company, Employee will not in any way cooperate or assist any person or entity in any matter which is adverse to the Company or to any person who was at any time an officer or director of the Company.

8. No Derogation. Except as otherwise required by law (and then only upon 10 days’ prior written notice to the Company), Employee will not from and after the date hereof, whether during Employee’s employment or at any time thereafter, in any way or to any person, denigrate or derogate the Company or any of its subsidiaries, or any person who was at any time an officer or director of the Company, or any products, services or procedures, whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which were learned or are learned by Employee heretofore or from and after the date hereof or on acts or omissions which occurred at any time heretofore or which occur at any time from and after the date hereof, or otherwise.

9. Miscellaneous.

(a)	This Agreement is not a promise of employment. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, it cancels and supersedes all prior agreements with respect to the subject matter hereof, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such terms.

(b)	No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. This Agreement is intended, among other things, to supplement the applicable common and/or statutory laws and does not in any way abrogate any of the obligations or duties Employee otherwise owes to the Company.

(c)	This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, legal representatives, successors and permitted assigns. Employee may not assign either this Agreement or any of Employee’s rights, interests or obligations hereunder. Employee hereby agrees and acknowledges that the Company may assign any or all of its rights and interest hereunder, including, but not limited to, Employee’s agreements contained in Section 2 and Section 3 hereof, without the consent of Employee, to any person or entity that acquires any of the assets of the Company, or to any affiliate of the Company, or to any entity with which the Company merges or consolidates.

(d)	Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Attn: Human Resources Department

with a copy to:	United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Attn: Legal Department

To Employee:	22 Meadow Drive
Cos Cob, CT 06807

Notice shall be deemed effective: (a) five business days after the document is deposited in the U.S. mail (provided it is sent via first class mail, certified, return receipt requested); (b) one business day after the document is delivered to a nationally recognized air courier for next day delivery; and/or (c) upon personal delivery. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph.

(e)	If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

(f)	All rights and remedies of either Party expressly set forth herein are intended to be cumulative and not in limitation of any other right or remedy set forth herein or otherwise available to such party at law or in equity. Notwithstanding the foregoing, in no event shall either party be liable to the other for consequential or punitive damages, except as otherwise provided in this Agreement.

(g)	The Company makes no representations regarding the tax implications of any compensation, payments and benefits to be paid to Employee under this Agreement, including, without limitation, under IRC Section 409A. Employee and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Employee being subject to tax under Section 409A of the Code, Employee and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

(h)	This Agreement shall in all respects be constructed according to the laws of the State of New York, without regard to its conflict of laws principles.

(i)	This Agreement may be executed by facsimile and/or in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

UNITED RENTALS, INC., a Delaware		EMPLOYEE:
corporation

BY:	/s/ Jeffrey Vona	/s/ Todd Helvie
TODD HELVIE
NAME:	Jeffrey Vona

TITLE:	Director, Legal Affairs	DATE:	August 29, 2006

DATE:	August 30, 2006